                                   Exhibit 11
                       Computation of Earnings per Share
                     (In thousands except per share amount)





                                                                Three Months Ended          Six Months Ended
                                                                  September 30                September 30
                                                               1997          1996          1997           1996
                                                              -------       -------       -------       -------

Net income                                                    $10,512       $ 9,277       $19,494       $17,689
                                                              =======       =======       =======       =======

Common stock outstanding, net of treasury stock,
     beginning of period                                       16,697        17,401        16,803        17,594
Weighted average treasury stock issued during the period           24            25            65            96
Weighted average common stock equivalents                         705           837           645           756
Weighted average treasury stock repurchased                         0          (349)         (119)         (340)
                                                              -------       -------       -------       -------

Weighted average common stock outstanding, net of
     treasury stock, end of period                             17,426        17,914        17,394        18,106
                                                              =======       =======       =======       =======

Income per common share                                       $  0.60       $  0.52       $  1.12       $  0.98
                                                              =======       =======       =======       =======